EXHIBIT 10.10

                                                              February 4, 1998

BroadBand Technologies, Inc.
4024 Stirrup Creek Drive
Durham, North Carolina 27709-3737
     Attention: David E. Orr, Chief Executive Officer

     Re: Element Manager Software

Dear David:

     This will summarize our agreement respecting the potential use by BroadBand Technologies, Inc. ("BBT") of Lucent Technologies' AnyMedia (TM) FAST Element Manager Software platform ("EM Platform Software") as a basis for BBT's planned development of application software for use with BBT's Digital Loop Carrier ("DLC") product ("EM Application Software").

Background

     In connection with the development and marketing of its DLC product, BBT plans to develop EM Application Software. The EM Application Software will require an element manager software platform of a type which is currently available for license in the marketplace. Based on our discussions to date, however, BBT is interested in the possibility of using the EM Platform Software for that platform should it be: (1) compatible with BBT's planned architecture, required features and required software development tool environment; (2) attractively priced with acceptable commercial terms and conditions; and (3) available in an acceptable time frame.

Lucent Architecture Decision

     As you know, the EM Platform Software is in the preliminary design stage at this time and Lucent has not yet made some of the fundamental software architecture decisions respecting the EM Platform Software which are an understandable prerequisite to BBT's platform decision. Lucent will use reasonable efforts to design this architecture in a manner which will accommodate BBT's design criteria, as Lucent understands those criteria. However, such a path may not be economically feasible and Lucent reserves the right to advise BBT that it will not accommodate BBT's wishes. Lucent will advise BBT in writing of that decision ("the Lucent Decision") as soon as practicable but in no event more than sixty (60) days from the date of this letter. Should Lucent decide not to attempt to accommodate BBT's criteria, Lucent shall have no further obligations of any kind to BBT respecting the EM Platform Software or the EM Application Software, except for the obligation to pay BBT $2,000,000 as set forth below.

BBT Decision


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     Should the Lucent Decision be to design the EM Platform Software to accommodate BBT's criteria, Lucent will provide BBT with information regarding:
(1) the details and direction of the EM Platform Software architecture and intended development; (2) an anticipated availability date for the EM Platform Software; and (3) a maximum royalty fee it would charge BBT for each copy of the EM Platform Software sublicensed by BBT to a BBT customer in connection with the EM Application Software. Lucent will provide this information to BBT as soon as practicable but in no event more than ninety (90) days from the date of this letter. BBT will decide within thirty (30) days from its receipt of the above information whether or not to use the EM Platform Software as the basis for its EM Application Software development and will advise Lucent in writing of that decision. Should BBT decision be to use the EM Platform Software solution, BBT and Lucent shall promptly negotiate a License Agreement which will establish BBT's rights with respect to the EM Platform Software. It is Lucent's understanding that, should BBT choose the EM Platform Software solution, BBT intends to develop the EM Application Software in parallel with Lucent's development of the EM Platform Software; BBT understands the risks inherent in relying on a software product prior to the existence of final specifications.

Payment to BBT

     Within thirty (30) days of BBT's decision for or against using the EM Platform Software or of a Lucent Decision not to accommodate BBT's design criteria, whichever occurs first, Lucent will remit to BBT the sum of two million dollars ($2,000,000) for BBT's use in connection with element manager software.

Use of Information

     During the time period prior to the Lucent Decision or the BBT Decision, it will be necessary for BBT and Lucent or one or more of Lucent's subsidiaries to share with one another information of a proprietary nature. The parties agree to safeguard each other's information in accordance with the following:

     All Information ("Information" means proprietary specifications, designs, plans, drawings, software, data, prototypes or other business and /or technical information) provided by either Party to the other shall be held in confidence by the receiving Party, shall be used only in connection with the subject of this letter agreement, shall be reproduced only to the extent necessary for that purpose; and shall not be disclosed by the receiving Party without the prior written approval of the disclosing Party. The receiving Party may, however, disclose the Information to its employees, consultants and contractors with a need to know; provided, that the receiving Party binds those employees, consultants and contractors to terms at least as restrictive as those stated herein, advises those employees, consultants and contractors of their confidentiality obligations, and indemnifies the disclosing Party for any breach of those obligations. Information shall be subject to the restrictions in this section if it is in writing or other tangible form, only if clearly marked as proprietary when disclosed to the receiving Party; or, if not in tangible form, is of a nature that a reasonable person would conclude is confidential Information, and the Information is reduced to writing clearly marked as


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proprietary, with a copy of the writing being furnished to the receiving Party within thirty (30) days of the disclosure of the intangible information, and with the writing containing a notice that the information was previously provided in intangible form. These restrictions on the use or disclosure of Information shall not apply to any Information: (i) which is independently developed by or for the receiving Party; (ii) which is lawfully received free of restriction from another source; (iii) after it has become generally available to the public without breach of this Agreement by the receiving party; (iv) which at the time of disclosure to the receiving Party was known to that Party free of restriction as evidenced by documentation in that Party's possession;
(v) which the disclosing Party agrees in writing is free of such restrictions; or (vi) which the receiving Party is required to disclose under applicable laws, rules and regulations, provided that the receiving Party shall first notify the disclosing Party of such required disclosure and afford the disclosing party the opportunity to seek a protective order relating to such disclosure. All Information shall remain the property of the disclosing Party and shall be returned upon written request or upon the receiving Party's determination that it no longer has a need for such Information. The receiving Party may retain one copy of all written materials returned to provide an archive record of the disclosure.

     Please indicate your agreement with the above by signing a copy of this letter in the space indicated below.


                                                 Sincerely yours,

                                                 LUCENT TECHNOLOGIES INC.

                                                 By ___________________________
                                                    Janet G. Davidson


AGREED AND ACCEPTED:

BROADBAND TECHNOLOGIES, INC.

By: _____________________________
    David E. Orr
    Its Chief Executive Officer